                                                                      EXHIBIT 12
                                                                      ----------


                          ONEOK, Inc. and Subsidiaries
                          ----------------------------

               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------
                                 (In thousands)
                                 --------------


                                                                                                 (Unaudited)
                                                         Years Ended August 31,                  Nine Months
                                                         ----------------------                 Ended May 31,
                                              1997      1996      1995      1994      1993      1998      1997
                                            --------  --------  --------  --------  --------  --------  --------
Fixed charges, as defined:
 Interest on long-term debt                 $ 31,354  $ 31,748  $ 32,401   $32,988   $35,250    23,286    23,586
 Other interest                                3,376     3,184     4,878     1,846     1,120     1,506     2,298
 Amortization of debt issue costs                518       530       512       525     2,117       383       398
 Representative interest
 portion of operating leases                   2,266     2,266     2,266     2,266     2,266     1,700     1,700
                                            --------  --------  --------   -------   -------  --------  --------
      Total fixed charges                     37,514    37,728    40,057    37,625    40,753    26,875    27,982
                                            ========  ========  ========   =======   =======  ========  ========

Earnings, as defined:
 Income before income taxes                 $ 94,107  $ 85,873  $ 68,146   $57,276   $59,230   184,611   103,555

 Total fixed charges (as shown above)         37,514    37,728    40,057    37,625    40,753    26,875    27,982
                                            --------  --------  --------   -------   -------  --------  --------

Earnings available for fixed charges        $131,621   $123,601 $108,203   $94,901   $99,983  $211,486  $131,537
                                            ========   ======== ========   =======  ========  ========  ========

Ratio of earnings to fixed charges             3.51X     3.28X     2.70x     2.52x     2.45x     7.86x     4.70x
                                            ========   ======== ========   =======  ========  ========  ========


For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus interest charges, amortization of debt issue costs, and income taxes. "Fixed Charges" consists of interest charges and the amortization of debt issue costs.